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                                                                     Exhibit 5.1

                               MICHAEL A. LITTMAN
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               Fax (303) 431-1567




                                November 10, 2005



China Mobility Solutions, Inc.
#900 - 789 West Pender Street
Vancouver, B.C. Canada V6C 1H2

Re:   Legality of the Securities Being Registered on Form SB-2 Registration
Statement

Ladies and Gentlemen:

         In connection with the registration of up to an aggregate of 35,893,030 shares of Common Stock, $.001 par value (the "Shares") of China Mobility Solutions, Inc., a Florida corporation (the "Company"), pursuant to a Registration Statement on Form SB-2 filed under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion as to whether the Shares, including those Shares issuable upon conversion of the Debentures (the "Debenture Shares"), upon exercise of the Class A and Class B Warrants (the "Warrant Shares") and upon exercise of the placement agent warrants ("Placement Agent Shares") will be lawfully and validly issued, fully paid, and non-assessable at the respective times of exercise or conversion.

         The opinions set forth in this letter are based on a review of the Florida Business Corporation Act, as applicable to this Registration, and the federal laws of the United States of America. I am admitted to practice in the State of Colorado.

         For purposes of offering this opinion, I have examined originals or copies of the documents listed below. In conducting such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and conformity to original documents of all documents submitted to me as copies. The documents I have examined are:

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        1.  The Form SB-2 Registration Statement first filed by the Company with the Securities and Exchange Commission on September 14, 2005 (the "Registration Statement"); 1.

        2.  The Articles of Incorporation of the Company, as amended;

        3.  The By-laws of the Company, as amended;

        4. The resolutions of the Board of Directors of the Company with respect to the issuance of the Shares;

        5.  The Debenture Purchase and Warrant Agreement dated June 30, 2005;

        6.  The Senior Convertible Debenture;

        7.  The Class A Warrant to Purchase Shares of the Stock; and

        8.  The Class B Warrant to Purchase Shares of the Stock.

        In addition, in rendering this opinion, I have relied upon your representation that the Shares will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

         Based upon and subject to the foregoing, after having given due regard to such issues of law as I deemed relevant, I am of the opinion that the Warrant Shares, upon due exercise and payment, will be lawfully and validly issued, fully paid, and non-assessable, the Debenture Shares, upon conversion, will be lawfully and validly issued, fully paid, and non-assessable, and the Placement Agent Shares, upon due exercise and payment, will be lawfully and validly issued, fully paid, and non-assessable.


         I hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                     Sincerely,

                                                     /s/ Michael A. Littman

                                                     Michael A. Littman


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